Exhibit 99.1

Company Contact:                        Investor Relations Contacts:
E-Z-EM, Inc.                            Lippert/Heilshorn & Associates, Inc.
------------                            ------------------------------------
Tom Johnson x3317                       Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624                                              --------------------
www.ezem.com                            (212) 838-3777
------------                            Bruce Voss (bvoss@lhai.com)
                                                   ----------------
                                        (310) 691-7100
                                        www.lhai.com
                                        ------------

FOR IMMEDIATE RELEASE

            E-Z-EM REPORTS RECORD SALES FOR FOURTH QUARTER AND FISCAL
                                    YEAR 2004

            Conference call to begin at 9:00 a.m. EDT Friday, July 30

LAKE SUCCESS, N.Y. (July 29, 2004) - E-Z-EM, Inc. (Amex: EZM) today announced financial results for the quarter and 12 months ended May 29, 2004. Highlights of the fiscal year 2004 fourth quarter include:

      o     Net sales up 13% to a quarterly record of $41.6 million

      o     E-Z-EM segment sales up 7% to $27.7 million

      o     AngioDynamics segment sales up 26% to $14.1 million

      o     Net earnings up 82% to $4.0 million

      o     Earnings per diluted share up 76% to $0.37

      o Initial public offering of common stock completed by AngioDynamics subsidiary

Net sales rose 13% to $41.6 million for the quarter ended May 29, 2004, compared with net sales of $36.9 million for the quarter ended May 31, 2003. E-Z-EM segment sales were $27.7 million, a gain of 7% over $25.9 million in the prior fiscal year's fourth quarter, and AngioDynamics segment sales were $14.1 million, up 26% from $11.2 million in the year-ago quarter. The Company's E-Z-EM segment continued to record strong sales of products for the computed tomography
(CT) market including diagnostic products and CT injectors. Products for the virtual colonoscopy (VC) market also posted significant sales gains. The AngioDynamics subsidiary attributed its sales increase to solid market penetration for its recent product launches and continued growth of its core products. Net earnings for the fourth quarter of fiscal 2004 rose to $4.0 million, or $0.37 per diluted share, compared with net earnings of $2.2 million, or $0.21 per diluted share, for the prior-year quarter.

Gross profit increased 16% to $18.9 million, and as a percentage of net sales improved to 46% from 44% in the year-ago quarter, reflecting improved gross profit in both business segments. Gross profit in the E-Z-EM segment was up 9% to $11.4 million, or 41% of sales, and gross profit in the AngioDynamics segment was up 29% to $7.5 million, or 53% of sales. Operating profit increased 20% to $3.5 million for the fourth quarter of fiscal 2004, compared with $3.0 million in the fourth quarter of fiscal 2003. E-Z-EM operating profit was $1.6 million in the fiscal 2004 fourth quarter, compared with $1.9 million in the prior-year quarter. This decline resulted from increased operating expenses in this segment, due in large part to lower compensation costs in the prior-year quarter, partially offset by increased sales and gross profit. AngioDynamics operating profit was $1.9 million in the fiscal 2004 fourth quarter, up 83% from $1.0 million in the prior-year quarter. Other income was $1.5 million for the current quarter and included gains on sales of securities totaling $1.6 million, compared with other expense of $0.1 million for the prior-year quarter. The Company's effective tax rate of 20% resulted from the utilization of previously unrecorded capital loss carry forwards, which offset capital gains arising from the aforementioned securities sales.


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

"I am delighted to report that both of our operating segments finished fiscal year 2004 with excellent financial performance," said Anthony A. Lombardo, E-Z-EM president and chief executive officer. "Our E-Z-EM segment continues to demonstrate momentum in CT imaging products, with both our Empower family of injectors and our Smoothie line of CT oral contrasts posting record sales for the year. In VC, temporary Category III CPT Codes went into effect on July 1, 2004. We are optimistic that the data gathered under the temporary codes will support permanent Medicare reimbursement of the procedure, and will encourage third-party payers to cover the procedure as well. We also believe that ongoing advancements in imaging technology will continue to improve VC accuracy and further support its adoption as a screening exam for colon cancer. As a company, we also remained focused on our Continuing Medical Education seminars, with the goal of ensuring physicians are properly trained in VC.

"The U.S. Army continues its final configuration testing of Reactive Skin Decontamination Lotion (RSDL). We understand that RSDL remains the product of choice for personal chemical weapons decontamination, and we hope that RSDL will become part of the U.S. Military's overall strategy in the future.

"Under our Manufacturing, Streamlining and Restructuring (MSR) program, we have completed the transfer of the device manufacturing and heat-sealing operations to a third-party manufacturer, on time and under budget, with minimal net expense in the fiscal fourth quarter. Savings from this initiative are expected to approximate $1.9 million annually beginning in fiscal 2005.

"In continuation of our commitment to improving operating efficiencies we recently announced a second phase to our MSR program, and have begun to move production of our powder-based barium products to our state-of-the-art manufacturing facility in Montreal. MSRII will take approximately 12 months to complete, and we expect will generate pre-tax savings of $2.2 million per year beginning in fiscal 2006. Charges to earnings will be recognized beginning in the first quarter of fiscal year 2005, and are estimated on a pre-tax basis to total $2.8 million for fiscal 2005, which we expect will be offset entirely by the sale of non-core assets.

"In the final week of the fiscal year, AngioDynamics successfully completed its initial public offering of common stock, selling 1.95 million shares at $11 per share, which together with an additional 292,500 shares sold pursuant to the exercise in June 2004 by the underwriters of their over-allotment option, which aggregated to approximately 19.6% of AngioDynamics' outstanding shares. In addition, consistent with our commitment to maximize shareholder value, we intend to distribute to E-Z-EM shareholders our AngioDynamics holdings in a tax-free dividend. We expect that these shares will be distributed between the end of September 2004 and February 5, 2005. We believe that positioning AngioDynamics as an independent public company will allow it greater access to capital and flexibility to take advantage of business opportunities that may arise."

For the 12 months ended May 29, 2004, net sales rose 12% to a record $148.8 million, compared with $133.2 million for the prior fiscal year. Net earnings for fiscal 2004 were $6.7 million, or $0.63 per diluted share, compared with net earnings of $2.7 million, or $0.26 per diluted share, for fiscal 2003, an increase of more than 145%.

Subsequent to the close of fiscal 2004, the Company declared a special, one-time dividend of $.30 per outstanding share of the Company's common stock. The dividend was paid on July 1, 2004 to shareholders of record as of June 15, 2004.

                                     -more-

Cash, cash equivalents and short-term marketable securities at May 29, 2004 were $26.9 million, up from $18.0 million at May 31, 2003. In addition, the Company recorded a stock subscription receivable in the amount of $19.9 million, reflecting the proceeds of the initial public offering of its AngioDynamics subsidiary.

Conference Call

E-Z-EM management will host a conference call to discuss these results on Friday, July 30, 2004 beginning at 9:00 a.m. Eastern Daylight Time. To participate in the call, please dial (877) 815-7177 from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be accessible for 48 hours following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 8953054. In addition, participants may access the call over the Internet by visiting the Company's Web site at www.ezem.com. The call will be archived there for a limited period of time.
-------------

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

AngioDynamics, Inc., a subsidiary of E-Z-EM, Inc., designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians to treat peripheral vascular disease and other non-coronary diseases. AngioDynamics' diversified product line includes angiographic catheters, hemodialysis catheters, endovascular laser venous system products, PTA dilation catheters, image-guided vascular access products, thrombolytic products, as well as drainage products.

The statements made in this document contain certain forward-looking statements. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company's control. Such risks and uncertainties include the ability of the Company to develop its products, future procurement of RSDL by the U.S. Military, successful completion of the Company's MSR II program, the occurrence and timing of the proposed distribution of AngioDynamics shares to E-Z-EM shareholders, future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended February 28, 2004 as well as its Annual Report on Form 10-K for the year ended May 31, 2003. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

                               (Tables to follow)


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

                          E-Z-EM, Inc. and Subsidiaries
                      Consolidated Balance Sheet Highlights
                                 (in thousands)

                                                                 May 29,         May 31,
                                                                  2004            2003
                                                                ---------       ---------
                                                                   (1)             (1)
Assets

Current Assets
     Cash, Cash Equivalents and Debt and Equity Securities      $  26,947       $  17,965
     Restricted Cash                                                  102             798
     Accounts Receivable, Net                                      24,531          23,393
     Inventories                                                   27,445          28,467
     Stock Subscription Receivable                                 19,949
     Other Current Assets                                           7,146           4,703
                                                                ---------       ---------

Total Current Assets                                              106,120          75,326

Property, Plant & Equipment - at Cost, Net                         22,758          23,457
Other Non-Current Assets                                           13,658          11,841
                                                                ---------       ---------

Total Assets                                                    $ 142,536       $ 110,624
                                                                =========       =========

Liabilities and Stockholders' Equity

Current Liabilities                                             $  17,484       $  15,203
Minority Interest                                                   6,511
Other Long-Term Liabilities                                         6,766           6,819
Stockholders' Equity                                              111,775          88,602
                                                                ---------       ---------

Total Liabilities and Stockholders' Equity                      $ 142,536       $ 110,624
                                                                =========       =========

(1)   Information derived from audited financial statements.


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

                          E-Z-EM, Inc. and Subsidiaries
                    Consolidated Income Statement Highlights
                      (in thousands, except per share data)

                                                           Three Months Ended                    Year Ended
                                                        ------------------------          -------------------------
                                                         May 29,        May 31,            May 29,         May 31,
                                                          2004           2003               2004             2003
                                                        --------       ---------          ---------       ---------
                                                              (unaudited)                         (audited)
Net Sales
     E-Z-EM                                             $ 27,730       $  25,901          $ 100,609       $  95,683
     AngioDynamics                                        14,119          11,235             49,055          38,434
     Eliminations                                           (246)           (251)              (893)           (959)
                                                        --------       ---------          ---------       ---------
                                                          41,603          36,885            148,771         133,158

Gross Profit (Loss)
     E-Z-EM                                               11,433          10,477             40,057          37,887
     AngioDynamics                                         7,520           5,833             25,801          19,862
     Eliminations                                             (7)            (19)                                47
                                                        --------       ---------          ---------       ---------
                                                          18,946          16,291             65,858          57,796

Gross Profit as a Percent of Sales                          45.5            44.2               44.3            43.4

Operating Expenses
     E-Z-EM                                                9,796           8,542        (1)  37,958          37,343
     AngioDynamics                                         5,605           4,785             20,679          16,624
                                                        --------       ---------          ---------       ---------
                                                          15,401          13,327             58,637          53,967

Operating Profit (Loss)
     E-Z-EM                                                1,637           1,935        (1)   2,099             544
     AngioDynamics                                         1,915           1,048              5,122           3,238
     Eliminations                                             (7)            (19)                                47
                                                        --------       ---------          ---------       ---------
                                                           3,545           2,964              7,221           3,829

Other Income (Expense)                                     1,508            (107)             2,702             409
                                                        --------       ---------          ---------       ---------

Earnings Before Income Taxes and Minority Interest         5,053           2,857              9,923           4,238

Income Tax Provision                                       1,011             643              3,182           1,497
                                                        --------       ---------          ---------       ---------

Earnings before Minority Interest                          4,042           2,214              6,741           2,741

Minority Interest                                             15                                 15
                                                        --------       ---------          ---------       ---------

Net Earnings                                            $  4,027       $   2,214          $   6,726       $   2,741
                                                        ========       =========          =========       =========

Earnings per Common Share
     Basic                                              $   0.38       $    0.22          $    0.65       $    0.27
     Diluted                                            $   0.37       $    0.21          $    0.63       $    0.26

Weighted Average Common Shares
     Basic                                                10,595          10,100             10,344          10,048
     Diluted                                              10,869          10,428             10,625          10,419

(1) Current year amount includes plant closing and operational restructuring costs of $1,771,000; prior year amount includes costs associated with the Company's common stock recapitalization of $709,000.

                                      # # #


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